Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Gaming and Leisure Properties, Inc.

GLP Capital, L.P.

GLP Financing II, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(3)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price(3)	Fee Rate(1)	Amount of Registration Fee(1)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Gaming and Leisure Properties, Inc.

Fees to Be Paid	Equity	Common Stock, par value $0.01 per share	(1)	(2)(3)	(2)(3)	(2)(3)	—	—	—	—	—	—

	Equity	Preferred Stock, par value $0.01 per share	(1)	(2)(3)	(2)(3)	(2)(3)	—	—	—	—	—	—

	Equity	Depository Shares (4)	(1)	(2)(3)	(2)(3)	(2)(3)	—	—	—	—	—	—

	Other	Guarantees of Debt Securities of GLP Capital, L.P. and GLP Financing II, Inc.	(4)	(2)	—	—	—	—	—	—	—	—

GLP Capital, L.P.

Fees to Be Paid	Debt	Debt Securities	(1)	(2)(3)	(2)(3)	(2)(3)	—	—	—	—	—	—

GLP Financing II, Inc.

Fees to Be Paid	Debt	Debt Securities	(1)	(2)(3)	(2)(3)	(2)(3)	—	—	—	—	—	—

Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—

	Total Offering Amounts					—		—

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							—

(1)

Pursuant to Rules 456(b) and 457(r) under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is deferring payment of the registration fee relating to securities that are registered and available for sale under this registration statement. Registration fees will be paid subsequently in advance or on a pay-as-you-go basis.

(2)	Omitted pursuant to Form S-3 General Instruction II.E.
(3)

An indeterminate amount of securities to be offered at indeterminate prices is being registered pursuant to this registration statement. Pursuant to Rule 416 under the Securities Act, the securities offered by this registration statement are deemed to cover such additional securities as may be issued as a result of any stock splits, stock dividends or similar transactions. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities.

(4)

Debt securities issued by GLP Capital, L.P. and GLP Financing II, Inc. will be accompanied by guarantees issued by Gaming and Leisure Properties, Inc. Pursuant to Rule 457(n) under the Securities Act, no separate registration fee will be paid in respect of any such guarantees.